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Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-158199-10
June 22, 2009

Subject to Completion
Preliminary Prospectus Supplement dated June 22, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated March 25, 2009)

             Warrants
Credit Suisse
1-Month U.S. Dollar LIBOR Warrants
Expiring June     , 2015
(the "Warrants")
$6.00 original public offering price per Warrant

The Warrants:

•
The Warrants are designed for investors who are seeking exposure to 1-month U.S. dollar LIBOR (the "Market Measure") and who anticipate that the level of the Market Measure on each Observation Date (as defined below) will, on average over the term of the Warrants, be greater than the Strike Level (as defined below) by an amount that will provide a satisfactory return on their investment.

•
The Warrants will be issued in denominations of $100, with an original public offering price expected to be $6.00 per Warrant.

•
You must initially purchase a minimum of 2,500 Warrants. Any additional purchases in the initial distribution must be made in multiples of 100 Warrants. After the initial distribution, the Warrants will be transferable in multiples of 100 Warrants.

•
The amount paid on the Warrants on each Payment Date (as defined below) may be zero. Investors must therefore be willing to risk losing their entire purchase price for the Warrants.

•
You must have an options-approved account in order to purchase the Warrants.

•
The Warrants will not be listed on any securities exchange.

•
The Warrants will be unsecured contractual obligations of Credit Suisse, acting through its Nassau branch.

•
The Warrants will have the CUSIP No.:                        .

•
The settlement date is expected to be June     , 2009.*

Exercise and Payment upon Exercise:

•
Your Warrants will be automatically exercised monthly on each Observation Date and you will not have the right to exercise your Warrants at any other time. The Warrants have a term of approximately 6 years, comprising 72 monthly Payment Dates.
•
On each Payment Date you will be entitled to receive a cash payment per Warrant equal to the greater of:

•
zero; and

•
$100 × (Observation Level – Strike Level) × (30/360).

•
The "Observation Level" will be equal to the level of the Market Measure on the observation date (each, an "Observation Date") relating to the applicable Payment Date. The Observation Date for each Payment Date will occur one calendar month, plus two London Banking Days (as defined in this prospectus supplement), prior to that Payment Date. As a result, the cash payment, if any, applicable to an Observation Date will not be made for 30 or more calendar days after that Observation Date. The initial Observation Date will be June     , 2009 and its corresponding Payment Date will be July     , 2009.

•
The "Payment Dates" for the Warrants will be the            day of each month, beginning on and including July     , 2009 and ending on and including June     , 2015. The last Payment Date will be the "Final Payment Date" of the Warrants.

•
The "Strike Level" is expected to be between 3.50000% and 5.50000%. The actual Strike Level will be determined on the date the Warrants are priced for initial sale to the public (the "Pricing Date") and will be set forth in the final prospectus supplement made available in connection with the sale of the Warrants.

•
On each Observation Date, the Observation Level must exceed the Strike Level by an average of at least 1.00000% in order for the cumulative cash payments you receive over the term of the Warrants to equal at least the original public offering price per Warrant.

          Information included in this prospectus supplement supersedes the information in the accompanying prospectus to the extent that it is different from that information.

          Investing in the Warrants involves risks that are described in the "Risk Factors" section beginning on page PS-8 of this prospectus supplement.

          The Warrants are not deposit liabilities of Credit Suisse and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, our obligations under the Warrants are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

          In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is acting in its capacity as a principal.

	Per Warrant	Total
Public offering price	$6.00	$
Underwriting discount	$0.45	$
Proceeds, before expenses, to Credit Suisse	$5.55	$

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Warrants or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is June     , 2009.

*
Depending on the Pricing Date, which may be in June or July 2009, the settlement date may occur in June or July 2009, the Final Payment Date may occur in June or July 2015 and the period during which the Observation Dates and Payment Dates will occur may be adjusted accordingly.

Prospectus Supplement

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the Warrants. The information in this document may only be accurate on the date of this document.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Warrants in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions.

SUMMARY INFORMATION—Q&A

        This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the 1-Month U.S. Dollar LIBOR Warrants Expiring June     , 2015 (the "Warrants"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Warrants and the tax and other considerations that are important to you in making a decision about whether to invest in the Warrants. You should carefully review the "Risk Factors" section in this prospectus supplement, which highlights certain risks associated with an investment in the Warrants, to determine whether an investment in the Warrants is appropriate for you.

        References in this prospectus supplement to "Credit Suisse", "we", "us" and "our" are to Credit Suisse including, as the context requires, acting through one of its branches. References to "dollars" and "$" are to United States dollars.

        References to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Warrants?

        The Warrants will be unsecured contractual obligations of Credit Suisse, acting through its Nassau branch. The Warrants will be issued in denominations of $100 with an original public offering price expected to be $6.00 per Warrant. The Warrants will not be secured by collateral and will rank equally with all other unsecured contractual obligations of Credit Suisse and Credit Suisse's unsecured and unsubordinated debt. Any payments due on the Warrants will be subject to the credit risk of Credit Suisse. The payment you receive on each Payment Date is based on the level of 1-month U.S. dollar LIBOR (the "Market Measure") on the applicable Observation Date. The Warrants are expected to expire on June     , 2015 (the "Final Payment Date"). Depending on the Pricing Date, which may be in June or July 2009, the settlement date may occur in June or July 2009, the Final Payment Date may occur in June or July 2015 and the period during which the Observation Dates and Payment Dates will occur may be adjusted accordingly. Any reference in this prospectus supplement to the month in which the settlement date, the Observation Dates or the Final Payment Date will occur is subject to change as specified above.

        You must initially purchase a minimum of 2,500 Warrants. Any additional purchases in the initial distribution must be made in multiples of 100 Warrants. After the initial distribution, the Warrants will be transferable in multiples of 100 Warrants. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Warrants in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Warrants. You should refer to the section entitled "Description of the Warrants—Book Entry, Delivery and Form" in this prospectus supplement.

Are there any risks associated with my investment?

        Yes, an investment in the Warrants is subject to risks, including the risk that you will lose your entire investment. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

When are my Warrants subject to automatic exercise?

        Your Warrants will be automatically exercised monthly on each of the Observation Dates, as described below. See the section entitled "Description of the Warrants—Exercise of Warrants" in this prospectus supplement.

May I exercise my Warrants on a date that is not an Observation Date?

        No. The Warrants are automatically exercised on each Observation Date and are not exercisable at your option at any other time.

What will I receive upon each automatic exercise of my Warrants?

        When the Warrants are automatically exercised on each Observation Date, we will pay you, on the relevant Payment Date,

the "Cash Settlement Amount" per Warrant applicable to that Payment Date, which will be an amount equal to the greater of:

  (i)
  zero; and

  (ii)
  $100 × (Observation Level - Strike Level) × (30/360)

        On each Payment Date, we will pay you a Cash Settlement Amount only if the Observation Level for the applicable Observation Date is greater than the Strike Level. If the Observation Level on an Observation Date is less than or equal to the Strike Level, the Cash Settlement Amount for the corresponding Payment Date will be zero. The Cash Settlement Amount cannot be less than zero.

        The "Strike Level" is expected to be between 3.50000% and 5.50000%. The actual Strike Level will be determined on the date the Warrants are priced for initial sale to the public and will be set forth in the final prospectus supplement made available in connection with the sale of the Warrants.

        The "Observation Level" will be equal to the level of the Market Measure on the observation date (each, an "Observation Date") relating to the applicable Payment Date. The Observation Date for each Payment Date will occur one calendar month, plus two London Banking Days, prior to that Payment Date. As a result, the cash payment, if any, applicable to an Observation Date will not be made for 30 or more calendar days after that Observation Date. For example, if the initial Payment Date is July 30, 2009, the initial Observation Date would be June 26, 2009. The Observation Level for each Observation Date will be rounded to five decimal places.

        Each "Payment Date" will occur on the            day of each month, beginning on and including July     , 2009 and ending on and including the Final Payment Date. If any Payment Date, including the Final Payment Date, is not a Business Day, payment will be made on the immediately succeeding Business Day. You will not be entitled to receive any interest as a result of such delayed payment.

        A "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and on which those banks are open for dealing in foreign exchange and foreign currency deposits.

        "London Banking Day" means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

        The Warrants have a term of approximately 6 years, comprising 72 monthly Payment Dates. Unless the sum of all Cash Settlement Amounts paid over the term of the Warrants (the "Cumulative Cash Settlement Amount") is equal to the original public offering price of the Warrants, your investment will result in a loss. This requires that, over the term of the Warrants, the average amount by which the Observation Level exceeds the Strike Level on each Observation Date be at least equal to 1.00000% (see the examples below).

        For additional information about the amount, if any, that you will receive on each Payment Date, please see the section entitled "Description of the Warrants—Cash Settlement Amount" in this prospectus supplement.

Examples

Set forth below are four examples of Cash Settlement Amount calculations (rounded to five decimal places) for a single hypothetical Observation Date, including a hypothetical Strike Level of 4.50000%, the midpoint of the expected range of 3.50000% to 5.50000%.
Example 1—On the hypothetical Observation Date, the hypothetical Observation Level is 3.00000%:
Hypothetical Strike Level:	4.50000%
Hypothetical Observation Level:	3.00000%
Cash Settlement Amount per Warrant on the applicable Payment Date = $100 × (3.00000% - 4.50000%) × (30/360) = $0.00000 (The Cash Settlement Amount cannot be less than zero.)

If the hypothetical Observation Level on each Observation Date never exceeds the hypothetical Strike Level, your investment in the Warrants would result in a loss of the entire purchase price of the Warrants.
Example 2—On the hypothetical Observation Date, the hypothetical Observation Level is 4.74000%:
Hypothetical Strike Level:	4.50000%
Hypothetical Observation Level:	4.74000%

Cash Settlement Amount per Warrant on the applicable Payment Date = $100 × (4.74000% - 4.50000%) × (30/360) = $0.02000
If, on average, the hypothetical Observation Level on each Observation Date only exceeds the hypothetical Strike Level by 0.24000%, the Cumulative Cash Settlement Amount will equal $1.44 (i.e., $0.02000 x 72), and your investment in the Warrants would result in a loss.
Example 3—On the hypothetical Observation Date, the hypothetical Observation Level is 5.50000%:
Hypothetical Strike Level:	4.50000%
Hypothetical Observation Level:	5.50000%

Cash Settlement Amount per Warrant on the applicable Payment Date = $100 × (5.50000% - 4.50000%) × (30/360) = $0.08333
If, on average, the hypothetical Observation Level on each Observation Date exceeds the hypothetical Strike Level by 1.00000%, the Cumulative Cash Settlement Amount will equal $6.00 (i.e., $0.08333 x 72), which is the expected original public offering price per Warrant.
Example 4—On the hypothetical Observation Date, the hypothetical Observation Level is 6.30000%:
Hypothetical Strike Level:	4.50000%
Hypothetical Observation Level:	6.30000%

Cash Settlement Amount per Warrant on the applicable Payment Date = $100 × (6.300000% - 4.50000%) × (30/360) = $0.15000
If, on average, the hypothetical Observation Level on each Observation Date exceeds the hypothetical Strike Level by 1.80000%, the Cumulative Cash Settlement Amount will equal $10.80 (i.e., $0.15000 x 72), which represents a positive return over the expected original public offering price per Warrant.

Are any amounts payable on the Warrants other than the applicable Cash Settlement Amounts?

        No. Except for the Cash Settlement Amounts, if any, payable on the applicable Payment Dates, we will not make any payments to you on your Warrants.

How has the Market Measure performed historically?

        We have included a table showing the historical month-end values of the Market Measure from January 2004 through May 2009 as well as a graph showing the daily historical performance of the Market Measure during the period from January 2, 2004 through June 17, 2009, in the section entitled "1-Month U.S. Dollar

LIBOR." We have provided this historical information to help you evaluate the behavior of the Market Measure in various economic environments; however, past performance of the Market Measure is not necessarily indicative of how the Market Measure will perform in the future.

Who can buy the Warrants?

        MLPF&S is requiring that you have an options-approved account in order to purchase the Warrants. We recommend that you, as an investor in the Warrants, have experience with respect to options and options transactions. Please see "Risk Factors" in this prospectus supplement.

What about taxes?

        The U.S. federal income tax consequences of the purchase, ownership and disposition of the Warrants are complex and, in some respects, are uncertain. In general, the net income or net deduction (taking into account the "ratable daily portions" of the Cash Settlement Amounts and the original public offering price) from the Warrants for a taxable year should be included in or deducted from your gross income for that taxable year. If you are an individual, estate or trust, any net deductions realized by you for a taxable year should be subject to certain deduction limitations. Gain or loss realized upon the sale or exchange of a Warrant will generally be treated as capital gain or loss. You should carefully review the section entitled "Certain U.S. Federal Income Tax Considerations" in this prospectus supplement and you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Warrants.

Will the Warrants be listed on a stock exchange?

        The Warrants will not be listed on any securities exchange and we do not expect a trading market for the Warrants to develop. These factors may affect the price that you receive for your Warrants upon any sale prior to the Final Payment Date.

What price can I expect to receive if I sell the Warrants prior to the Final Payment Date?

        Assuming no change in market conditions or any other relevant factors (including the level of the Market Measure), the price, if any, at which you could sell the Warrants in secondary market transactions will likely be lower than the original public offering price, since the original public offering price included, and secondary market prices are likely to exclude, the underwriting discount paid with respect to the Warrants, the projected profit included in the cost of hedging our obligations under the Warrants, and compensation for developing the Warrants. In addition, any such prices may differ based on values determined by pricing models used by secondary market purchasers as a result of dealer discounts, mark-ups or other transaction costs.

        Depending on the impact of these factors, you could receive less, and possibly significantly less, than the original public offering price of the Warrants if you sell them before the Final Payment Date, even in cases in which the level of the Market Measure has increased since the Pricing Date.

What is the role of MLPF&S?

        MLPF&S is the underwriter for the offering and sale of the Warrants.

        MLPF&S has indicated that it currently intends to buy and sell Warrants after the initial distribution to create a secondary market for holders of the Warrants, and may stabilize or maintain the market price of the Warrants during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started. See "Risk Factors—There may be little or no secondary market for the Warrants."

What is the role of Merrill Lynch Capital Services, Inc.?

        Merrill Lynch Capital Services, Inc. ("MLCS") will be our agent for calculating, among other things, the Observation Level of the Market Measure on each Observation Date and the Cash Settlement Amount per Warrant on each Payment Date (in such capacity, the "Calculation Agent").

What is Credit Suisse?

        Credit Suisse, a wholly-owned subsidiary of Credit Suisse Group AG, is acting through its Nassau branch in connection with the offering of the Warrants. Credit Suisse, Nassau branch serves as a vehicle for various funding activities of Credit Suisse. Credit Suisse is established under the laws of, and licensed as a bank in, Switzerland.

        For information about Credit Suisse, see the section entitled "Credit Suisse" in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission (the "SEC"), which you can find by referring to the section entitled "Where You Can Find More Information" in the accompanying prospectus.

RISK FACTORS

        Your investment in the Warrants will involve a high degree of risk. For example, you may lose all or a portion of your initial investment. You should be prepared to sustain a total loss of the purchase price of your Warrants. We suggest that you, as a potential purchaser of Warrants, be experienced with respect to options and option transactions. You should carefully consider the following discussion of risks before deciding whether an investment in the Warrants is suitable for you.

The Warrants are a risky investment and you may lose all or a portion of your investment in the Warrants

        An investment in the Warrants is not capital-protected and you may lose the entire amount you invest. Your Warrants will be automatically exercised on each Observation Date and you will not have the right to exercise your Warrants at any other time. You will receive a cash payment upon each automatic exercise only if the Cash Settlement Amount for the relevant Payment Date is greater than zero. The Warrants will be "in-the-money" as to an Observation Date, i.e., their Cash Settlement Amount will exceed zero, only if the Observation Level for that Observation Date is greater than the Strike Level.

        If you hold your Warrants to the Final Payment Date, you will be repaid the full amount of your investment, subject to our credit risk, only if the Cumulative Cash Settlement Amount equals or exceeds the expected original public offering price of $6.00 per Warrant. This requires that, on each Observation Date over the term of the Warrants, the Observation Level exceed the Strike Level by an average of at least 1.00000%.

        If, however, over the term of the Warrants, the average amount by which the Observation Level exceeds the Strike Level on each Observation Date is less than 1.00000%, the Cumulative Cash Settlement Amount you receive will be less than the expected $6.00 original public offering price paid per Warrant and your investment will result in a loss. Further, if the Observation Level never exceeds the Strike Level on an Observation Date, the Cumulative Cash Settlement Amount will be zero and you will have sustained a total loss of the purchase price of your Warrants. You should therefore be prepared to sustain a total loss of your investment in the Warrants.

        Accordingly, the Warrants offered by this prospectus supplement involve a high degree of risk and are not appropriate for every investor. Investors who are considering purchasing the Warrants must be experienced with respect to options and options transactions, understand the risks of transactions in instruments linked to the Market Measure and be able to bear the total loss of an investment in the Warrants.

The Warrants are suitable only for investors with options-approved accounts

        MLPF&S is requiring that the Warrants be sold only to investors with options-approved accounts. We suggest that investors considering purchasing Warrants be experienced with respect to options and option transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances. You should be prepared to sustain a total loss of the purchase price of your Warrants.

The value of the Warrants is closely related to changes in the level of the Market Measure and the Warrants may become worthless

        The Warrants pose risks to you as a result of fluctuations in the level of the Market Measure. In general, certain risks associated with the Warrants are similar to those applicable to other options or warrants of other corporate issuers. You may lose your entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the relative levels of the Market Measure, never pay any Cash Settlement Amounts on any Payment Date, and as such, be worthless. A Warrant will be "out-of-the-money" as to an Observation Date at any time when the Observation Level for that Observation Date is less than or equal to the Strike Level. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter the period of time until the next Observation Date, the greater the risk that you will not receive a Cash Settlement Amount on the relevant Payment Date. There is no assurance that the level of the Market Measure will increase sufficiently, and the level of the Market Measure could decrease at any time in the future.

        Since the Warrants may become worthless, you must generally be correct about the direction, timing and magnitude of anticipated changes in the level of the Market Measure in order to recover and realize a positive return upon your investment. If, over the term of the Warrants, the average amount by which the Observation Level exceeds the Strike Level on each Observation Date is not at least equal to 1.00000%, you will lose all or a part of your investment in the Warrants.

The market price of the Warrants may be influenced by many unpredictable factors

        Many factors, most of which are beyond our control, will influence the value of the Warrants and the price at which MLPF&S or another party may be willing to purchase or sell the Warrants in the secondary market, including:

  •
  the current level of the Market Measure and market expectations as to its future levels;

  •
  interest rates and yield rates in the market;

  •
  the volatility of the Market Measure;

  •
  economic, financial, political and regulatory or judicial events that may affect the level of the Market Measure;

  •
  the time remaining to the Final Payment Date; and

  •
  Credit Suisse's creditworthiness, including actual or anticipated downgrades in our credit ratings.

        Some or all of these factors may influence the price that you will receive if you choose to sell your Warrants prior to the Final Payment Date. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The current level of the Market Measure is significantly below the Strike Level

        On June 17, 2009, the level of the Market Measure was 0.31313%, which is substantially below 3.50000%, the minimum of the expected range of the Strike Level of 3.50000% to 5.50000%. As the first Observation Date will take place on June             , 2009, which is shortly after the Pricing Date, it is almost certain that the Observation Level on the first Observation Date will be less than the Strike Level. As a result, it is unlikely that you will be entitled to a payment on the first Payment Date of July     , 2009. If the level of the Market Measure continues to be less than the Strike Level on each subsequent Observation Date, you will not receive any payments on your Warrants. Further, in order to receive at least your initial investment in Warrants, the level of the Market Measure on each Observation Date must, on average, exceed the Strike Level by at least 1.00000%. Consequently, if the Market Measure does not increase substantially from its current level as of a sufficient number of Observation Dates, your investment in the Warrants will result in a loss.

The return on the Warrants may be lower than the return on other investments with a similar term

        The Warrants are not debt instruments, and the Cumulative Cash Settlement Amount you receive may be less than the purchase price of your warrants and the amount you could have earned on a traditional debt instrument of Credit Suisse with a similar term. Because the Cumulative Cash Settlement Amount may be less than the amount originally invested in the Warrants and may even be zero, the return on the Warrants (i.e., the effective yield to the Final Payment Date) may be negative, and you may even lose your entire investment. Even if the return on the Warrants is positive, that return may not be sufficient to compensate you for any loss in value due to inflation and other factors relating to the time value of money.

The Observation Level on a given Observation Date may be lower than the level of the Market Measure at other times during the term of the Warrants

        The Observation Level on a given Observation Date will be equal to the level of the Market Measure on that Observation Date and will not take into account the level of the Market Measure at any time between Observation Dates. The level of the Market Measure may at various other times during the term of the Warrants be greater than the level of the Market Measure on a given Observation Date. Because your Warrants will be automatically exercised on each Observation Date and may not be exercised at your option at any other time during the term of the Warrants, it is possible that the Cash Settlement Amount applicable to a given Observation Date may be less than it would have been if that Observation Date had occurred on a different date.

Concerns have been raised about the calculation of LIBOR rates

        Concerns have been expressed that some of the member banks surveyed by the British Bankers' Association (the "BBA") in connection with the calculation of LIBOR rates may have been under-reporting the interbank lending rates applicable to them in order to avoid an appearance of, among other things, capital insufficiency or adverse reputational or other consequences that may result from reporting higher interbank lending rates. If such under-reporting has occurred, it may have resulted in LIBOR rates being artificially low. The BBA in June 2008 announced changes to the LIBOR rate-fixing process including tighter scrutiny of rates contributed by member banks into the rate-fixing mechanism and increasing the number of institutions surveyed to set LIBOR rates. The BBA is continuing its consideration of ways to strengthen the oversight of the rate calculation process. In addition, concerns have been raised about whether LIBOR rates accurately reflect interbank lending rates following reports that certain LIBOR rates were lower than the rates applicable to secured lending to banks by a U.S. federal government lending facility. If the Market Measure is lower than the actual interbank lending rate on one or more Observation Dates, you would receive a lower Cumulative Cash Settlement Amount on the Warrants than if the Market Measure accurately reflected the actual interbank lending rate.

You must rely on your own evaluation of the merits of an investment linked to the Market Measure

        In the ordinary course of their businesses, Credit Suisse, MLPF&S and their respective affiliates may from time to time express views on expected movements in the Market Measure, and these views may be communicated to clients of these entities. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to the Market Measure may at any time have significantly different views from these entities. For these reasons, you are encouraged to derive information concerning the Market Measure from multiple sources and should not rely solely on the views expressed by Credit Suisse, MLPF&S or their affiliates.

The original public offering price of the Warrants may be higher than the price a commercial user might pay in certain circumstances

        The original public offering price of the Warrants may be greater than the price a commercial user of, or dealer in, options on the Market Measure might pay for a comparable option.

The inclusion of the underwriting discount and projected profit from hedging in the original public offering price of the Warrants is likely to adversely affect secondary market prices

        Assuming no change in market conditions or any other relevant factors (including the Market Measure), the price, if any, at which you could sell the Warrants in secondary market transactions may be lower than the original public offering price, since the original public offering price included, and secondary market prices are likely to exclude, the underwriting discount paid with respect to the Warrants, as well as the projected profit included in the cost of hedging our obligations under the Warrants as compensation for developing the Warrants. In addition, any such prices may differ based on values determined by pricing models used by secondary market purchasers as a result of dealer discounts, mark-ups or other transaction costs.

There may be little or no secondary market for the Warrants

        The Warrants will not be listed on any securities exchange. We cannot assure you that a secondary market for the Warrants will develop. Furthermore, if a trading market does develop, there may be only limited liquidity in that market.

        MLPF&S has indicated that it currently intends to make a market in the Warrants, although it is not required to do so and may stop making a market at any time. Any price at which MLPF&S may bid for, offer, purchase, or sell any Warrants may differ from the values determined by pricing models that may be used by MLPF&S, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or completed transactions may affect the prices, if any, at which the Warrants might otherwise trade in the market. If MLPF&S ceases at any time to make a market in the Warrants, their market value, if any, may decrease significantly.

        If you decide to sell your Warrants prior to the Final Payment Date, you may receive less, and possibly significantly less, than the original public offering price of the Warrants.

The Warrants are designed to be held to expiration

        The Warrants are not designed to be short-term trading instruments. The price at which you will be able to sell your Warrants prior to the Final Payment Date, if at all, may be at a substantial discount from the original public offering price of the Warrants, even in cases where the level of the Market Measure has increased since the Pricing Date of the Warrants. The potential returns described in this prospectus supplement assume that your Warrants are held until the Final Payment Date. Moreover, after each successive Payment Date, the price that you may receive upon any sale of the Warrants may decrease, reflecting the fact that the Warrants will represent the right to receive a smaller number of payments during their term, particularly to the extent that the level of the Market Measure is expected to be less than the Strike Level on any remaining Observation Dates.

The Warrants are subject to the credit risk of Credit Suisse

        Although the return on the Warrants will be based on the level of the Market Measure, the payment of any Cash Settlement Amount due on the Warrants is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the Warrants, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. In addition, any actual or anticipated decline in our credit ratings or financial condition or any increase in our credit spreads is likely to adversely affect the market value of the Warrants prior to the Final Payment Date. No assurance can be given as to what our financial condition will be at any time during the term of the Warrants.

The Warrants are not standardized options issued by the Options Clearing Corporation

        The Warrants are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the "OCC"), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of the Warrants must look solely to us for performance of our obligations to pay the Cash Settlement Amount, if any, on each Payment Date. In addition, the market for the Warrants is not expected to be generally as liquid as the market for

OCC standardized options. The Warrants are cash-settled contingent payment instruments that provide for payments in the event the Observation Level, as of the applicable Observation Date, exceeds the Strike Level.

You are responsible for complying with all applicable laws in connection with acquiring the Warrants

        Neither we, any of our affiliates nor MLPF&S is responsible for the lawfulness of the acquisition of the Warrants by you nor for compliance by you with any law, regulation or policy applicable to you. You may not rely on us, any of our affiliates or MLPF&S when making determinations in relation to these matters. If you have any doubt as to the action you should take with respect to the Warrants, you should immediately seek your own financial advice from your stockbroker, bank manager, legal advisor, accountant or other independent financial advisor.

The Warrant Agreement is not an indenture qualified under the Trust Indenture Act, and obligations of the Warrant Agent are limited

        The Warrant Agreement (as defined below) is not an indenture qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Warrant Agent (as defined below) is not a trustee qualified under the Trust Indenture Act. Accordingly, holders of the Warrants will not have the benefit of the protections of the Trust Indenture Act. Under the terms of the Warrant Agreement, the Warrant Agent will have only limited obligations to the holders of the Warrants.

Potential conflicts of interest could arise

        We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Cash Settlement Amounts due on the Warrants. We may seek competitive terms in entering into the hedging arrangements for the Warrants, but are not required to do so, and we may enter into such hedging arrangements with one of our affiliates, MLCS, MLPF&S or one of their affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. See also the section entitled "Use of Proceeds and Hedging" in this prospectus supplement.

        MLCS, an affiliate of MLPF&S, will serve as the Calculation Agent for the purposes of determining each Observation Level and Cash Settlement Amount and will also determine which days qualify as London Banking Days and as Business Days. Under certain circumstances, MLCS's responsibilities as Calculation Agent could give rise to conflicts of interest as MLCS, MLPF&S or one of their affiliates may be the counterparty to a hedge with us.

The historical performance of the Market Measure is not indicative of its future performance

        Future performance of the Market Measure cannot be predicted based on its historical performance. We cannot guarantee that the level of the Market Measure will increase sufficiently over the term of the Warrants or that the Cumulative Cash Settlement Amount you receive will be at least equal to the original public offering price of the Warrants.

The United States federal income tax consequences of the Warrants are uncertain

        No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Warrants. We cannot assure you that the IRS or any court will agree with the tax treatment described in the section entitled "Certain U.S. Federal Income Tax Considerations" in this prospectus supplement.

DESCRIPTION OF THE WARRANTS

        This description of the terms of the Warrants adds information to the description of the general terms and provisions of warrants in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on the description in this prospectus supplement.

General

        We will issue the Warrants under a Warrant Agreement, dated as of June 18, 2009, between us and The Bank of New York Mellon, as warrant agent (the "Warrant Agent"). The Warrant Agreement provides that we may issue warrants thereunder from time to time in one or more series and permits us to establish the terms of each series of warrants at the time of issuance.

        We will initially issue                        Warrants in an aggregate notional amount of $                        . The Warrants will be issued in denominations of $100 with an expected original public offering price of $6.00 per Warrant and will constitute a single series of warrants under the Warrant Agreement.

        You must initially purchase a minimum of 2,500 Warrants. Any additional purchases in the initial distribution must be made in multiples of 100 Warrants. After the initial distribution, the Warrants will be transferable in multiples of 100 Warrants.

        On each Payment Date, we will make only a U.S. dollar cash payment equal to the applicable Cash Settlement Amount, if any, in respect of the Warrants. No Cash Settlement Amount payments, if any, owed to holders of the Warrants will be made prior to a scheduled Payment Date, and you will not receive any interest on any Cash Settlement Amount owed on the Warrants.

        The Cash Settlement Amount, which may be zero on any Payment Date, is based on the level of the Market Measure. The Warrants are exposed to decreases, or insufficient increases, in the level of the Market Measure, and since the Warrants may never pay any Cash Settlement Amounts, the Warrants may become worthless.

        The Warrants will be our unsecured contractual obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other unsecured contractual obligations and with our senior unsecured indebtedness. Any payments due on the Warrants will be subject to the credit risk of Credit Suisse.

        The Warrants are cash-settled contingent payment instruments that provide for payments in the event the Observation Level, as of the applicable Observation Date, exceeds the Strike Level.

        The Warrants will not be listed on any securities exchange.

        The CUSIP number for the Warrants is                                    .

Exercise of Warrants

        The Warrants will be automatically exercised on each Observation Date. The Warrants are not exercisable at the option of the holder at any other time during the term of the Warrants.

Cash Settlement Amount

        On each Payment Date, you will be entitled to receive a cash payment equal to the Cash Settlement Amount applicable to that Payment Date. On a Payment Date, the applicable "Cash Settlement Amount" for each Warrant you own will be equal to the greater of:

  (i)
  zero; and

  (ii)
  $100 × (Observation Level-Strike Level) × (30/360)

        You will not receive any payment on the relevant Payment Date if the applicable Cash Settlement Amount is equal to zero. The Cash Settlement Amount cannot be less than zero and you will never owe us any payments with respect to the Warrants you own. We will pay the Cash Settlement Amount if any, to the owner of the Warrants as of the applicable Payment Date subject to the procedures of the depositary as described below under "—Book-Entry, Delivery and Form".

        The "Strike Level" is expected to be between 3.50000% and 5.50000%. The actual Strike Level will be determined on the date the Warrants are priced for initial sale to the public and will be set forth in the final prospectus supplement made available in connection with the sale of the Warrants.

        The "Observation Level" will be equal to the level of the Market Measure on the observation date (each, an "Observation Date") relating to the applicable Payment Date. The Observation Date for each Payment Date will occur one calendar month, plus two London Banking Days, prior to that Payment Date. As a result, the cash payment, if any, applicable to an Observation Date will not be made for 30 or more calendar days after that Observation Date. The Observation Level for each Observation Date will be rounded to five decimal places.

        Each "Payment Date" will occur on the            day of each month, beginning on and including July             , 2009 and ending on and including June             , 2015 (the "Final Payment Date"). If any Payment Date, including the Final Payment Date, is not a Business Day, payment will be made on the immediately succeeding Business Day. You will not be entitled to receive any interest as a result of such delayed payment.

        A "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and on which those banks are open for dealing in foreign exchange and foreign currency deposits.

        "London Banking Day" means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

Modification

        The Warrant Agreement and the terms of the warrants of any series may be amended, including the Warrants, by Credit Suisse and the Warrant Agent without the consent of the holders of any series of warrants:

  •
  for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the Warrant Agreement or the terms of the warrants of any series;

  •
  to establish the form or terms of warrant certificates or warrants of any series;

  •
  to evidence and provide for the acceptance of appointment of a successor warrant agent and to add to or change any provisions of the Warrant Agreement necessary to provide or facilitate the administration of the warrants of any series under the Warrant Agreement by more than one warrant agent; or

  •
  in any other manner which Credit Suisse may deem necessary or desirable and which will not materially and adversely affect the interests of the holders of the warrants of such series.

        Credit Suisse and the Warrant Agent also may modify or amend the Warrant Agreement with the consent of the holders of not less than a majority of the then outstanding warrants of all series affected by such modification or amendment; provided that no modification or amendment that changes the exercise price of the warrants of any series, shortens the period of time during which the warrants of any series may be exercised, reduces the amount receivable upon exercise, cancellation, expiration or termination of the warrants of any series (other than as set forth in the terms thereof) or otherwise materially and adversely affects the exercise rights of the holders of the affected warrants or reduces the percentage of the number of outstanding warrants of such series, the consent of whose holders is required for modification or amendment of the Warrant Agreement, may be made without the consent of all the holders of warrants affected thereby.

        Under the terms of the Warrant Agreement, Credit Suisse may, at any time, transfer its obligations under the Warrants from its Nassau branch to another branch of Credit Suisse. However, Credit Suisse will not transfer its obligations under the Warrants to another branch unless such other branch is treated for U.S. federal income tax purposes as a branch of the same entity as the Nassau branch.

Merger, Consolidation, Conveyance or Transfer

        Credit Suisse may consolidate or merge with or into any other person and Credit Suisse may convey or transfer all or substantially all of its property and assets to any person, provided that the successor person, if other than Credit Suisse, shall deliver an instrument to the Warrant Agent assuming all of the obligations and conditions of the Warrant Agreement and the warrants of all series, to be performed or observed by Credit Suisse.

Purchases and Cancellation

        We or any of our affiliates may at any time purchase any Warrants, which may, in our sole discretion, be held, sold or cancelled. Upon the purchase and surrender for cancellation of any Warrants by us, such Warrants will be cancelled by the Warrant Agent.

Book-Entry, Delivery and Form

        Upon issuance, all of the Warrants will be represented by one or more fully registered global Warrants. Each global Warrant will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depositary"), as depositary, and registered in the name of Cede & Co., DTC's nominee. Unless and until it is exchanged in whole or in part for Warrants in definitive form, no global Warrant may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of its successor.

        As long as the Warrants are represented by the global warrant certificates, we will pay the applicable Cash Settlement Amounts on the Warrants, if any, to or as directed by DTC as the registered holder of the global warrant certificates. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable Payment Date. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the Warrants. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in the Warrants.

        So long as DTC, or its nominee, is a registered owner of a global Warrant, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by the global Warrant for all purposes under the Warrant Agreement. Except as provided below, the beneficial owners of the Warrants represented by a global Warrant will not be entitled to have the Warrants represented by the global Warrant registered in their names, will not receive or be entitled to receive physical delivery of the Warrants in definitive form and will not be considered the owners or holders of the Warrants under the Warrant Agreement, including for purposes of receiving any reports delivered by Credit Suisse or the Warrant Agent pursuant to the Warrant Agreement. Accordingly, each person owning a beneficial interest in a global Warrant must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Warrant Agreement. Credit Suisse understands that under existing industry practices, in the event that Credit Suisse requests any action of holders or in the event that an owner of a beneficial interest in a Warrant desires to give or take any action which a holder is entitled to give or take under the Warrant Agreement, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and these participants would authorize beneficial owners owning through these participants to give or take any action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We have been advised by DTC as follows:

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Global certificates generally are not transferable. Physical certificates will be issued to beneficial owners of the Warrants if:

  •
  the depositary notifies Credit Suisse that it is unwilling or unable to continue as depositary and Credit Suisse does not appoint a successor within 90 days;

  •
  the depositary ceases to be a clearing agency registered under the Exchange Act and Credit Suisse does not appoint a successor within 90 days; or

  •
  Credit Suisse and the depositary agree that they do not want to have the Warrants or a portion thereof represented by global certificates.

        If any of the events described in the preceding paragraph occurs, Credit Suisse will issue definitive Warrants in certificated form in an amount equal to a holder's beneficial interest in the Warrants.

Same-Day Settlement and Payment

        Settlement for the Warrants will be made by the underwriter in immediately available funds. Credit Suisse will make all payments of the Cash Settlement Amount in immediately available funds so long as the Warrants are maintained in book-entry form.

Calculation Agent

        The Calculation Agent for the Warrants is MLCS. The Calculation Agent will determine each Observation Level and Cash Settlement Amount and will also determine which days qualify as London Banking Days and as Business Days. The calculations and determinations of the Calculation Agent will be final and binding upon all parties (except in the case of manifest error), and the Calculation Agent must exercise good faith and reasonable due care in making its calculations and determinations. The Calculation Agent will not act as your agent under the Warrants for any purpose.

Further Issues

        We may from time to time, without notice to, or the consent of, the registered holders of the Warrants, create and issue further warrants ranking on an equal basis and otherwise similar in all respects with the Warrants being offered by this prospectus supplement. Such further warrants will be consolidated and form a single series with the Warrants being offered by this prospectus supplement and will have the same terms as to status or otherwise as the Warrants being offered by this prospectus supplement.

Governing Law

        The Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York.

1-MONTH U.S. DOLLAR LIBOR

        The Market Measure for any Observation Date is the rate for deposits in U.S. dollars for a period of 1-month which appears on the Reuters page LIBOR01, or any page substituted thereto, as of 11:00 A.M., London time, on that Observation Date.

        If, on any Observation Date, 1-month U.S. dollar LIBOR is not quoted on the Reuters page LIBOR01, or any page substituted thereto, then the Market Measure for that Observation Date will be the rate determined on the basis of the rates at which deposits in U.S. dollars are offered by major reference banks at approximately 11:00 A.M., London time, on the Observation Date to prime banks in the London interbank market for a period of 1-month commencing on the date two London Banking Days after the Observation Date and in an amount that is representative for a single transaction in U.S. dollar LIBOR in that market at that time. The Calculation Agent will request the principal London office of each of four major reference banks, which may include affiliates of the Calculation Agent, to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Observation Date will be the arithmetic mean of the quotations, as determined by the Calculation Agent.

        If fewer than two quotations are provided as requested, the Market Measure for that Observation Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, which may include affiliates of the Calculation Agent, at approximately 11:00 A.M., New York City time, on the date that is two London Banking Days after the Observation Date for loans in U.S. dollars to leading European banks for a period of 1-month commencing on that date and in an amount that is representative for a single transaction in U.S. dollar LIBOR in that market at that time. If no such rates are available, then the Market Measure for that Observation Date will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

	2004	2005	2006	2007	2008	2009
January	1.10000%	2.59000%	4.57000%	5.32000%	3.14375%	0.41938%
February	1.09750%	2.71625%	4.63313%	5.32000%	3.11063%	0.49625%
March	1.09000%	2.87000%	4.82938%	5.32000%	2.70313%	0.50063%
April	1.10000%	3.08875%	5.04000%	5.32000%	2.80250%	0.41125%
May	1.11375%	3.13000%	5.11063%	5.32000%	2.45750%	0.31625%
June	1.36875%	3.34000%	5.33438%	5.32000%	2.46250%
July	1.50375%	3.51875%	5.39063%	5.32000%	2.46125%
August	1.67000%	3.70000%	5.33000%	5.72000%	2.48563%
September	1.84000%	3.86375%	5.32188%	5.12375%	3.92625%
October	2.00000%	4.09000%	5.32000%	4.70625%	2.58125%
November	2.29000%	4.29375%	5.35000%	5.23625%	1.90125%
December	2.40000%	4.39000%	5.32188%	4.60000%	0.43625%

        The following graph sets forth the daily historical performance of the Market Measure in the period from January 2, 2004 through June 17, 2009. Past performance of the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the Warrants may be. Any historical upward or downward trend in the level of the Market Measure during any period set forth below is not an indication that the Market Measure is more or less likely to increase or decrease at any time over the term of the Warrants. On June 17, 2009, the level of the Market Measure was 0.31313%.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of a Warrant that may be relevant to holders of Warrants that acquire their Warrants from us as part of the original issuance of the Warrants. This discussion applies only to holders that hold their Warrants as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in Warrants or foreign currencies,

  •
  a person (including traders in Warrants) using a mark-to-market method of accounting,

  •
  a person who holds Warrants as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of Warrants, and the following discussion is not binding on the IRS.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the Warrants, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE WARRANTS SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Warrants

        There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Warrants or securities with terms substantially identical to the Warrants. However, although the matter is not free from doubt, under current law, in the opinion of Milbank, Tweed, Hadley & McCloy LLP, special tax counsel to Credit Suisse ("Tax Counsel"), each Warrant should be characterized as a "notional principal contract" (within the meaning of certain Treasury Regulations issued by the IRS (the "Swap Regulations") that qualifies as an "interest rate cap" for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, Credit Suisse and every holder of a Warrant agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Warrant as a "notional principal contract" that qualifies as an "interest rate cap" for U.S. federal income tax purposes. Prospective investors in the Warrants should be aware, however, that Tax Counsel's opinion is not binding on the IRS or the courts. As a result, it is possible that the IRS could successfully assert a different position with respect to the characterization of the Warrants as interest rate caps, and the attendant U.S. federal income tax consequences.

        The following discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Warrants is based upon the assumption that each Warrant will be treated as an interest rate cap for U.S. federal income tax purposes. If the Warrants are not in fact treated as interest rate caps for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership and disposition of the Warrants could differ significantly from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Warrant and the potential for the imposition of U.S. withholding tax could differ significantly from the timing and character of income, gain or loss recognized and withholding tax consequences in respect of a Warrant had the Warrants in fact been treated as interest rate caps for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Warrants for U.S. federal income tax or other tax purposes. Accordingly, you should consult your tax advisors concerning the tax treatment of holding the Warrants.

U.S. Holders

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Warrants that, for U.S. federal income tax purposes, is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Warrants, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding Warrants, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the Warrants.

Tax Treatment of the Warrants

        Net Income and Deductions Generally:    Under the Swap Regulations, the net income or net deduction from the Warrants for a taxable year is included in or deducted from a U.S. Holder's gross income for that taxable year. The net income or net deduction from the Warrants for a taxable year should equal the net total of all the periodic payments (as defined below) that are recognized and that portion of the nonperiodic payment that is recognized from the Warrants for that taxable year (each as more fully described below).

        Periodic Payments:    The Swap Regulations generally require that the ratable daily portion of any net "periodic payments" (within the meaning of the Swap Regulations) accruing under a notional principal contract (including an interest rate cap) within a taxable year be recognized during that taxable year as income by a U.S. Holder of a Warrant, even if actual payment or receipt occurs in the following taxable year, regardless of the U.S. Holder's regular method of tax accounting. In general, under the Swap Regulations, "periodic payments" are payments made or received pursuant to a notional principal contract that are payable at intervals of one year or less during the entire term of the contract, that are based on a specified index appropriately adjusted for the length of the interval, and that are based on either a single notional principal amount or a notional principal amount that varies over the term of the contract in the same proportion as the notional principal amount that measures the other party's payments. The amounts payable by us pursuant to the terms of the Warrants on each payment date generally should be treated as periodic payments. As such, a U.S. Holder should be required to recognize as income the ratable daily portion of such payments that relate to a given taxable year even if the U.S. Holder is a cash method taxpayer.

        Upfront Nonperiodic Payments:    Under the terms of the Warrants, the purchase price paid by a U.S. Holder of a Warrant (the "Premium") should be treated as an upfront "nonperiodic payment," within the meaning of the Swap Regulations, (a "Nonperiodic Payment").

        The Swap Regulations set forth special rules for Nonperiodic Payments that constitute a payment to purchase or sell an interest rate cap, such as the Premium. Under these rules, a U.S. Holder of a Warrant is generally required to recognize as a deduction in each taxable year the ratable daily portion of the Premium that relates to that taxable year. In this regard, the Premium must be recognized by a U.S. Holder of a Warrant over the term of the Warrants by allocating it in accordance with the prices of a series of cash-settled options that reflects the underlying interest rate index and the $100 denomination of the Warrants. We have determined, based upon the Black Scholes option pricing formula which was utilized to price the Warrants, that the total Premium is properly allocable to the following periods:

Year	Portion of Premium Allocated to the Year:
2009	$0.66
2010	$21.90
2011	$69.66
2012	$119.16
2013	$154.86
2014	$164.88
2015	$68.88

        If the U.S. Holder acquires the Warrants primarily to reduce risk with respect to a debt instrument held or issued by the U.S. Holder, the U.S. Holder may allocate the Premium in accordance with a prescribed alternative method for purposes of determining the ratable daily portions.

        As described above, the ratable portion of periodic payments and the portion of any Nonperiodic Payment allocable to any taxable year generally are netted, and the net income or the net deduction realized by a U.S. Holder for any taxable year generally should constitute ordinary income or an ordinary deduction, respectively, for that taxable year. A U.S. Holder that is an individual, estate or trust generally is subject to certain deduction limitations on any net deductions realized by the U.S. Holder. See "Limitations on Losses and Deductions for Certain Taxpayers" below.

        Despite the foregoing, as previously discussed, the proper U.S. federal income tax characterization and treatment of the Warrants is uncertain. It is possible that the IRS could assert that the Warrants should be characterized, as notional principal contracts that do not qualify as interest rate caps. In such event, under the Swap Regulations, each Warrant would be treated as two separate transactions consisting of: (i) an on-market, level payment swap; and (ii) a level payment loan. The U.S. Holder would generally be deemed to have made a loan to us in an amount equal to the Premium. As a result of being deemed to have made a loan to us, the U.S. Holder would recognize interest income over the term of the Warrants. Additionally, as a result of the deemed on-market, level payment swap, the U.S. Holder of a Warrant generally would recognize deductions from that deemed swap over the term of the Warrants. The interest income from the deemed loan would be separately accounted for as interest income and would not be included in the U.S. Holder's net income or net deductions from the Warrant. Additionally, the timing of the interest income from the deemed loan might not correspond with the timing of the deductions or income from the deemed on-market, level payment swap. Due to the uncertainty in this regard, U.S. Holders of a Warrant should consult with their own tax advisors regarding the application of the Swap Regulations to the Warrants, including regarding the appropriate methods for amortizing a Nonperiodic Payment.

        Termination Payments:    A U.S. Holder of a Warrant should be considered to have received a termination payment with respect to the Warrants in connection with the sale or exchange of a Warrant. Further, when a termination payment is recognized by a U.S. Holder with respect to the Warrant, the U.S. Holder generally must also recognize the unamortized portion of any Nonperiodic Payments that have been, or that have been deemed to have been, made by the U.S. Holder. Thus, a U.S. Holder generally would recognize gain or loss in an amount equal to the difference between the amount the U.S. Holder receives upon such sale or exchange and the U.S. Holder's unamortized portion of the Premium. Gain or loss upon the termination of such a notional principal contract will generally be treated as capital gain or loss.

        Limitations on Losses and Deductions for Certain Taxpayers:    In the case of a U.S. Holder that is an individual, estate or trust, such U.S. Holder's share of any net deductions realized with respect to the Warrants will be treated as a miscellaneous itemized deduction and will be permitted only to the extent that the aggregate of such deductions exceeds 2% of the U.S. Holder's adjusted gross income (and may be subject to certain other limitations). Also, any net deductions realized with respect to the Warrants may not be deductible by such U.S. Holder for purposes of the alternative minimum tax. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the treatment of any deductions as miscellaneous itemized deductions and the application of the alternative minimum tax to an investment in the Warrants. In addition, any capital losses realized by a U.S. Holder that is an individual will only be permitted to offset the U.S. Holder's capital gains plus $3,000 of ordinary income in any single taxable year.

Non-U.S. Holders

        In the case of a holder of the Warrants that is not a U.S. Holder (a "Non-U.S. Holder") and that does not hold the Warrants in connection with the conduct of a trade or business in the United States, payments made with respect to the Warrants will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.

        If the Warrants are not treated as an interest rate cap, a 30% withholding tax may apply to a portion of the payments on the Warrants, unless the income is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, or an income tax treaty or other exemption is available. In the former case, such Non-U.S. Holder should be subject to U.S. federal income tax with respect to all income from the Warrants at regular rates applicable to U.S. taxpayers.

        Any gain realized upon the sale or other disposition of the Warrants by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless, (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

        Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the Warrants should refer to the discussion above relating to U.S. Holders.

Backup Withholding and Information Reporting

        A holder of the Warrants (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, individual U.S. Holders will be subject to information reporting on a Form 1099-MISC with respect to the gross amount of Cash Settlement Amounts.

ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

        Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

        The acquisition of the Warrants by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Warrants are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are:

  (1)
  PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

  (2)
  PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

  (3)
  PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

  (4)
  PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

  (5)
  PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

        The Warrants may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Warrants or any interest in the Warrants will be deemed to have represented by its purchase and holding of the Warrants that it either (1) is not a plan or a plan asset entity and is not purchasing those Warrants on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Warrants or any interest in the Warrants which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Warrants that its purchase and holding will not violate the provisions of any similar law.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Warrants on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

        The net proceeds from the sale of the Warrants will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of Credit Suisse associated with its obligation to pay the Cash Settlement Amounts, if any.

        From time to time after issuance and prior to the scheduled Payment Dates of the Warrants, depending on market conditions (including the value of the Market Measure), in connection with hedging certain of the risks associated with the Warrants, we expect that a hedge counterparty, which may be one or more of our affiliates, MLPF&S, MLCS or one of their affiliates or a third party (each, a "hedge counterparty") will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Market Measure. In addition, we or a hedge counterparty may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or a hedge counterparty have a long hedge position in options contracts in, or other derivative or synthetic instruments related to, the Market Measure, we or a hedge counterparty may liquidate a portion of our or their holdings at or about the time of a scheduled Payment Date of the Warrants. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or a hedge counterparty's hedging activities will not be limited to any particular securities exchange or market.

        The original public offering price of the Warrants includes the cost of hedging our obligations under the Warrants and dealer discounts. The cost of hedging includes the projected profit that a hedge counterparty expects to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or a hedge counterparty's control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        MLPF&S will serve as the underwriter of the Warrants. We are party to a distribution agreement with MLPF&S that provides for the purchase and sale of warrants from time to time, including the Warrants offered by this prospectus supplement. Under the terms of the distribution agreement, subject to the satisfaction of certain conditions, MLPF&S will purchase the Warrants as principal.

        MLPF&S will receive the compensation set forth on the cover of this prospectus supplement. You must initially purchase a minimum of 2,500 Warrants. Any additional purchases in the initial distribution must be made in multiples of 100 Warrants. After the initial distribution, the Warrants will be transferable in multiples of 100 Warrants. You must have an options-approved account with MLPF&S in order to purchase the Warrants.

        MLPF&S is not acting as your fiduciary or advisor, and you should not rely upon any communication from MLPF&S in connection with the Warrants as investment advice or a recommendation to purchase any Warrants. You should make your own investment decision regarding the Warrants after consulting with your legal, tax and other advisors.

        We may deliver the Warrants against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. If the initial settlement of the Warrants occurs more than three business days from the Pricing Date, purchasers who wish to trade the Warrants more than three business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

        If you place an order to purchase the Warrants, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

        MLPF&S is not obligated to engage in any secondary market transactions and/or market-making transactions with respect to the Warrants. If it elects to engage in any such transactions, MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

        MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales in secondary market transactions and market-making transactions solely for the purpose of providing investors with the description of the terms of the Warrants that were made available to investors in connection with the initial distribution of the Warrants. Secondary market investors should not, and will not be authorized to, rely on the prospectus supplement or accompanying prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

        Under the terms of the distribution agreement, we will indemnify MLPF&S as to certain liabilities which may arise under the Securities Act of 1933.

        For additional information, see the section "Plan of Distribution" in the accompanying prospectus.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	PS-4
Calculation Agent	PS-6
Cash Settlement Amount	PS-4
Cumulative Cash Settlement Amount	PS-4
ERISA	PS-25
Final Payment Date	PS-1
IRS	PS-12
London Banking Day	PS-4
Market Measure	PS-1
Non-U.S. Holder	PS-23
Observation Date	PS-1
Observation Level	PS-1
Payment Dates	PS-1
Pricing Date	PS-1
SEC	PS-7
Strike Level	PS-1
U.S. Holder	PS-21
Warrants	PS-1
Warrant Agent	PS-13

                  Warrants

Credit Suisse

1-Month U.S. Dollar LIBOR Warrants
Expiring June     , 2015
(the "Warrants")
$6.00 original public offering price per Warrant

PROSPECTUS

SUPPLEMENT

Merrill Lynch & Co.

June     , 2009